RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, CA 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

August 15, 2008

Fox Petroleum Inc.
64 Knightsbridge, London, England
United Kingdom SW1X 7JF

Re: Registration on Form S-1

Ladies and Gentlemen:

     We have acted as counsel to Fox Petroleum Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-1 of 2,118,000 shares of the Company's common stock, par value $0.001 (the "Shares"), all of which may be issued to a certain selling stockholder upon the conversion of certain debentures or exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Articles of Incorporation and all amendments thereto, the Amended and Restated Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

     Based upon that review, it is our opinion that the Shares that may be issued upon conversion of the debentures or exercise of the warrants, will be legally issued, fully paid, and nonassessable.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Experts" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP

By: /s/ Richardson & Patel LLP
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